EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE
January 23, 2007                         For Further Information Contact:

Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces Fourth Quarter and 2006 Results

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc., (NASDAQ: WSBC) a Wheeling, West Virginia based multi-state bank holding company, today announced earnings for the fourth quarter and year ended December 31, 2006.

Net income for the fourth quarter of 2006 increased 0.8% to $10.6 million as compared to $10.5 million for the fourth quarter of 2005. Diluted earnings per share for the fourth quarter ended December 31, 2006 were $0.49 compared to $0.48 for the same period in 2005, an increase of 2.1%. Although the flat to inverted yield curve and highly competitive loan and deposit markets continue to challenge profitability, the fourth quarter results showed improvement compared to the fourth quarter of 2005 in the net interest margin as a result of the balance sheet repositioning completed in the second quarter, as well as a 22.4% increase in service charges on deposit accounts, the primary factor in increasing non-interest income from the prior year, and a lower provision for loan losses.

For the year ended December 31, 2006, net income was $39.0 million, a decrease of 8.7% from $42.8 million for 2005, while diluted earnings per share for the year ended December 31, 2006 were $1.79 compared to $1.90 for the same period of 2005. Net income for 2006 includes a $4.8 million after-tax loss recognized in the first quarter arising in connection with the balance sheet repositioning, and a $1.6 million net after-tax gain from the sale of four branches in the first quarter. On a diluted per share basis, core operating earnings were unchanged at $1.95 per share for both years. A reconciliation of GAAP basis net income to core operating earnings is found on the last table of this release.

“Results for the fourth quarter and the year reflect improvements over 2005 in the net interest margin, non-interest income and several expense categories. Effective balance sheet management to improve the quality of our investment and loan portfolios have provided consistent profitability,” stated Mr. Limbert. “Our marketing campaigns over the last five quarters have emphasized lower cost checking accounts. These new checking accounts, along with the implementation of an overdraft fee product, have also significantly improved fee income.”

“The branch optimization program continued in the fourth quarter by providing upgraded facilities to attract and retain customers and enhance WesBanco’s market presence. New banking centers were opened in Marietta, OH and Reynoldsburg (Columbus), OH, replacing two existing locations in the same areas,” said Mr. Limbert. “In 2007, we will open a new office in Gahanna (Columbus), OH in the first quarter replacing an older, existing facility in the same vicinity, and we will be soon constructing a new banking center in the Highlands development between Wheeling, WV and Washington, PA.”

WesBanco Announces Fourth Quarter and 2006 Results                                               Page 2

Highlights for the fourth quarter and year ended December 31, 2006:

•
Net interest income for the fourth quarter and year ended December 31, 2006 decreased $2.1 million or 6.4% and $9.5 million or 7.2%, respectively, compared to the same periods in 2005 as a result of the flatter yield curve environment experienced by all banks and an intentional repositioning of the balance sheet. Despite the shape of the yield curve, and partially as a result of both balance sheet repositioning and controlled deposit cost increases, the net interest margin for the fourth quarter and for the year ended December 31, 2006 increased to 3.49%, as compared to 3.45% and 3.48% for the same periods in 2005.

•
Non-interest income in the fourth quarter increased $1.1 million or 11.3% as compared to the fourth quarter of 2005. Non-interest income for the year ended December 31, 2006, net of the $8.0 million loss associated with WesBanco’s balance sheet repositioning and the gain of $2.6 million on sale of the Ritchie County branches in the first quarter, increased $6.7 million or 17.1% as compared to the prior year. The increase in both periods was primarily driven by an increase in activity charges on deposit accounts resulting from new fee-related programs introduced in the fourth quarter of 2005. Service charges on deposits increased 44.9% in 2006. Also contributing were higher trust fees, increases in debit card activity-related fees, and improved sales in securities and insurance business lines.

•
The provision for loan losses increased $0.7 million or 8.6% in 2006 as compared to 2005 primarily due to higher levels of non-performing and classified loans, and general economic conditions that increased the overall inherent level of risk in the loan portfolio. However, net charge offs declined by 9.4% in 2006 and 65.8% in the fourth quarter of 2006 as compared to the same periods in 2005 which, combined with slightly lower loan levels, resulted in a reduced provision in the fourth quarter of 2006. In addition, most of the increase in non-accrual loans consisted of loans that moved from the 90 days or more past due category in the fourth quarter of 2006 that were previously identified as impaired and considered in determining the provision in prior periods. The provision for loan losses was $1.6 million in the fourth quarter of 2006 as compared to $2.1 million in the fourth quarter of 2005. Net charge-offs to average loans decreased to 0.26% for 2006 as compared to 0.29% for 2005, and they were a low 0.17% for the fourth quarter of 2006. The allowance for loan losses as a percentage of total loans increased to 1.10% at December 31, 2006, from 1.05% at December 31, 2005.

•
Non-interest expense decreased $0.2 million or 0.6% and $2.7 million or 2.5% compared to the fourth quarter and year ended December 31, 2005. The decrease in the fourth quarter was primarily due to customer acquisition costs in 2005 associated with the start up of a marketing campaign to acquire new deposit accounts and customers. For the year, the decrease was primarily due to a reduction in full-time equivalent employees and the resulting lower salary and benefit costs, a reduction in restructuring and merger-related expenses from the 2005 acquisition of Winton Financial Corporation and a $1.0 million charge in the third quarter of 2005 relating to the restructuring of certain bank operations. Salaries and employee benefits for the year decreased $2.6 million or 4.6% from $56.3 million to $53.7 million. Full-time equivalent employees at December 31, 2006 were 1,168 compared to 1,200 at December 31, 2005. Marketing expense increased $0.6 million in 2006 as compared to 2005. Total non-interest expenses for 2006 as compared to 2005, excluding restructuring charges from both periods, were down 1.6%.

WesBanco Announces Fourth Quarter and 2006 Results                                               Page 3

•
The provision for income taxes decreased $0.3 million or 11.3% and $2.5 million or 21.0% for the fourth quarter and year ended December 31, 2006 compared to the same periods in 2005 due to the decrease in pre-tax income and a higher percentage of tax-exempt income to total income for the year. The effective tax rate was 19.2% for the year ended December 31, 2006 compared to 21.5% for the same period in 2005.

•
Total loans at December 31, 2006 decreased $29.5 million compared to December 31, 2005 primarily due to the sale in the first quarter of $6.0 million of under-performing commercial real estate loans and $19.3 million of loans as part of the sale of the Ritchie County branches.  Loan growth in 2006 was also impacted by a decreased retention of fixed rate residential real estate loans in the portfolio as compared to sales to the secondary market, reduced market opportunities for mortgages and home equity loans in the higher interest rate environment, and a focus on obtaining appropriate interest rate spreads on new loans in a somewhat greater competitive lending environment.  Although total loans decreased as of December 31, 2006, total commercial loans were up $39.7 million as compared to December 31, 2005, with the increase primarily attributable to higher commercial real estate balances.

•
Total deposits as of December 31, 2006 decreased by $32.8 million as compared to December 31, 2005 due to the sale in the first quarter of approximately $37.8 million of deposits in connection with the sale of the branches. Money market accounts also decreased as customers in a rising rate environment turned to short- and intermediate-term certificates of deposit, non-bank money market funds and higher market rates. WesBanco experienced an increase of 2.5% in non-interest bearing demand deposit accounts in 2006, after a 9.9% increase in the fourth quarter of 2005, due to several marketing campaigns that resulted in the opening of a significant number of new retail accounts. Interest-bearing demand deposits increased 9.4% also due to the increased new account activity and a new product for certain municipal accounts. The 2.7% increase in certificates of deposit was due to growth in retail sales and from sales of a new Certificate of Deposit Account Registry Service (CDARS) product marketed as an alternative to certain customer repurchase agreements or to replace other wholesale borrowings when conditions warranted.

•
FHLB and other short-term borrowings decreased from $857.0 million as of December 31, 2005, prior to the balance sheet repositioning completed in the second quarter, to $561.5 million, a $295.5 million or 34.5% reduction. These borrowings as a percent of total assets decreased to 13.7% from 19.4% at year end 2005. Likewise, total investment securities have dropped since the prior year-end from $992.6 million to $736.7 million at the current year-end, a 25.8% decrease, primarily due to the repositioning and sales from the available-for-sale portfolio, as well as continued maturities and pay-downs. In the current interest rate environment WesBanco has reduced its overall wholesale leverage position, deciding instead to reduce short-term borrowings with the proceeds from sales and maturities and using the available cash and improved tangible leverage capital position to repurchase its common stock. The tangible leverage ratio increased from 6.28% at December 31, 2005 to 6.95% at December 31, 2006.

•
For the quarter and year ended December 31, 2006, WesBanco repurchased a total of 78,900 shares and 508,163 shares, respectively. The average price paid on a year to date basis for 2006 was $30.15 per share. WesBanco has 629,998 shares remaining for repurchase under the current one million share repurchase plan approved by the Board of Directors in January 2006.

WesBanco is a multi-state bank holding company with total assets of approximately $4.1 billion, operating through 78 banking offices, one loan production office, and 112 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West

WesBanco Announces Fourth Quarter and 2006 Results                                               Page 4

Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

Forward-looking statements in this press release relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this press release should be read in conjunction with WesBanco’s 2005 Annual Report on Form 10-K, as well as the Form 10-Q for the prior quarter ended September 30, 2006 filed with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s 2005 Annual Report on Form 10-K filed with the SEC under the section “Risk Factors.” Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the SEC, the National Association of Securities Dealers and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; adverse decisions of federal and state courts; competitive conditions in the financial services industry; rapidly changing technology affecting financial services and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 5
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,			December 31,
Statement of income	2006	2005	% Change	2006	2005	% Change
Interest income	$ 57,886	$ 57,096	1.38%	$ 227,269	$ 224,745	1.12%
Interest expense	27,609	24,742	11.59%	104,436	92,434	12.98%
Net interest income	30,277	32,354	(6.42%)	122,833	132,311	(7.16%)
Provision for loan losses	1,568	2,142	(26.80%)	8,739	8,045	8.63%
Net interest income after provision for
loan losses	28,709	30,212	(4.97%)	114,094	124,266	(8.19%)
Non-interest income
Trust fees	3,733	3,538	5.51%	15,039	14,305	5.13%
Service charges on deposits	4,301	3,515	22.36%	16,714	11,534	44.91%
Net securities gains/(losses)	35	59	(40.68%)	(7,798)	2,021	(485.85%)
Other income	2,861	2,710	5.57%	15,389	11,273	36.51%
Gains on early extinguishment of debt	-	-	0.00%	1,064	-	100.00%
Total non-interest income	10,930	9,822	11.28%	40,408	39,133	3.26%
Non-interest expense
Salaries and employee benefits	13,423	13,446	(0.17%)	53,683	56,290	(4.63%)
Net occupancy	1,937	1,776	9.07%	7,504	7,167	4.70%
Equipment	1,937	1,969	(1.63%)	7,921	8,381	(5.49%)
Amortization of intangible assets	617	654	(5.66%)	2,511	2,667	(5.85%)
Marketing expense	1,290	1,935	(33.33%)	5,143	4,535	13.41%
Restructuring and merger-related expenses (1)	-	-	0.00%	540	1,530	(64.71%)
Other operating expenses	7,271	6,855	6.07%	28,902	28,350	1.95%
Total non-interest expense	26,475	26,635	(0.60%)	106,204	108,920	(2.49%)
Income before provision for income taxes	13,164	13,399	(1.75%)	48,298	54,479	(11.35%)
Provision for income taxes	2,528	2,850	(11.30%)	9,263	11,722	(20.98%)
Net income	$ 10,636	$ 10,549	0.82%	$ 39,035	$ 42,757	(8.71%)

Taxable equivalent net interest income	$ 32,330	$ 34,786	(7.06%)	$ 131,485	$ 142,139	(7.50%)

Per common share data
Net income per common share - basic	$ 0.49	$ 0.48	2.08%	$ 1.79	$ 1.90	(5.78%)
Net income per common share - diluted	$ 0.49	$ 0.48	2.08%	$ 1.79	$ 1.90	(5.78%)
Dividends declared	$ 0.265	$ 0.26	1.92%	$ 1.06	$ 1.04	1.92%
Book value (period end)				$ 19.39	$ 18.91	2.55%
Tangible book value (period end)				$ 12.64	$ 12.19	3.69%
Average shares outstanding - basic	21,523,291	22,070,906	(2.48%)	21,762,567	22,474,645	(3.17%)
Average shares outstanding - diluted	21,580,177	22,127,684	(2.47%)	21,816,573	22,528,262	(3.16%)
Period end shares outstanding				21,496,793	21,955,359	(2.09%)

Selected ratios
Return on average assets	1.03%	0.95%	8.62%	0.94%	0.95%	(1.26%)
Return on average equity	10.06%	10.09%	(0.30%)	9.35%	10.13%	(7.71%)
Yield on earning assets (2)	6.45%	5.88%	9.69%	6.27%	5.74%	9.23%
Cost of interest bearing liabilities	3.37%	2.74%	22.99%	3.14%	2.52%	24.60%
Net interest spread (2)	3.08%	3.14%	(1.91%)	3.13%	3.22%	(2.80%)
Net interest margin (2)	3.49%	3.45%	1.16%	3.49%	3.48%	0.29%
Efficiency (2)	61.20%	59.71%	2.50%	61.78%	60.09%	2.81%
Average loans to average deposits	97.17%	96.92%	0.26%	97.78%	96.38%	1.45%
Annualized net loan charge-offs/average loans	0.17%	0.50%	(65.77%)	0.26%	0.29%	(8.86%)
Effective income tax rate	19.20%	21.27%	(9.71%)	19.18%	21.52%	(10.88%)

(1) Restructuring costs are associated with a reduction in WesBanco's workforce through layoffs. Merger-related expenses are primarily related to the acquisitions of Winton Financial Corporation and Western Ohio Financial Corporation.
(2) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.					Page 6
Consolidated Selected Financial Highlights
(unaudited, dollars in thousands)					% Change
Balance sheet (period end)	December 31,			September 30,	September 30, 2006
Assets	2006	2005	% Change	2006	to Dec. 31, 2006
Cash and due from banks	$ 95,388	$ 108,176	(11.82)%	$ 98,657	(3.31)%
Due from banks - Interest bearing	1,217	2,432	(49.96)	1,744	(30.22)

Securities	736,707	992,564	(25.78)	716,210	2.86
Loans:
Loans held for sale	3,170	28,803	(88.99)	4,135	(23.34)
Commercial and commercial real estate	1,575,170	1,535,503	2.58	1,563,238	0.76
Residential real estate	896,533	929,823	(3.58)	908,171	(1.28)
Consumer and home equity	436,510	446,751	(2.29)	443,597	(1.60)
Total loans	2,911,383	2,940,880	(1.00)	2,919,141	(0.27)
Allowance for loan losses	(31,979)	(30,957)	3.30	(31,669)	0.98
Net loans	2,879,404	2,909,923	(1.05)	2,887,472	(0.28)
Premises and equipment, net	67,404	64,707	4.17	66,010	2.11
Goodwill	137,258	137,258	-	137,258	-
Core deposit intangible, net	7,889	10,400	(24.14)	8,506	(7.25)
Other assets	175,001	196,655	(11.01)	180,230	(2.90)
Total Assets	$ 4,100,268	$ 4,422,115	(7.28)%	$ 4,096,087	0.10%

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$ 401,909	$ 392,116	2.50%	$ 388,642	3.41%
Interest bearing demand deposits	356,088	325,582	9.37	344,986	3.22
Money market accounts	354,082	444,071	(20.26)	354,659	(0.16)
Savings deposits	441,226	462,601	(4.62)	452,382	(2.47)
Certificates of deposit	1,442,242	1,403,954	2.73	1,479,113	(2.49)
Total deposits	2,995,547	3,028,324	(1.08)	3,019,782	(0.80)
Federal Home Loan Bank borrowings	358,907	612,693	(41.42)	371,910	(3.50)
Short-term borrowings	202,561	244,301	(17.09)	160,538	26.18
Junior subordinated debt	87,638	87,638	-	87,638	-
Other liabilities	38,740	33,929	14.18	36,962	4.81
Shareholders' equity	416,875	415,230	0.40	419,257	(0.57)
Total Liabilities and Shareholders' Equity	$ 4,100,268	$ 4,422,115	(7.28)%	$ 4,096,087	0.10%

Average balance sheet and
net interest margin analysis	Three months ended December 31,				For the Year ended December 31,
	2006		2005		2006		2005
	Average	Average	Average	Average	Average	Average	Average	Average
Assets	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Due from banks - interest bearing	$ 1,779	3.12%	$ 2,941	2.97%	$ 2,130	2.25%	$ 4,165	1.63%
Loans, net of unearned income	2,916,263	6.65%	2,945,172	6.18%	2,919,480	6.51%	2,950,987	6.04%
Securities:
Taxable	385,244	4.82%	605,312	4.01%	434,959	4.42%	664,656	3.95%
Tax-exempt	349,431	6.72%	417,460	6.66%	369,482	6.69%	418,904	6.70%
Total securities	734,675	5.72%	1,022,772	5.09%	804,441	5.46%	1,083,560	5.01%
Federal funds sold	13,837	5.38%	332	4.78%	5,296	5.14%	1,377	2.98%
Other earning assets (1)	23,341	6.19%	44,173	4.42%	30,927	5.06%	46,979	3.95%
Total earning assets	3,689,895	6.45%	4,015,390	5.88%	3,762,274	6.27%	4,087,068	5.74%
Other assets	399,396		388,546		398,947		399,992
Total Assets	$ 4,089,291		$ 4,403,936		$ 4,161,221		$ 4,487,060

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 352,711	1.30%	$ 328,829	0.66%	$ 341,966	1.08%	$ 329,498	0.52%
Money market accounts	355,875	2.35%	461,912	2.02%	383,260	2.19%	523,285	1.91%
Savings deposits	446,548	1.40%	466,185	0.97%	459,277	1.29%	457,613	0.75%
Certificates of deposit	1,455,961	4.24%	1,403,569	3.37%	1,420,903	3.92%	1,381,090	3.12%
Total interest bearing deposits	2,611,095	3.10%	2,660,495	2.38%	2,605,406	2.83%	2,691,486	2.16%
Federal Home Loan Bank borrowings	365,222	3.85%	618,781	3.51%	461,712	3.71%	670,157	3.41%
Short-term borrowings	184,231	4.91%	210,690	3.68%	173,481	4.58%	214,710	2.95%
Junior subordinated debt	87,638	6.46%	87,638	6.16%	87,638	6.39%	84,418	5.99%
Total interest bearing liabilities	3,248,186	3.37%	3,577,604	2.74%	3,328,237	3.14%	3,660,771	2.52%
Non-interest bearing demand deposits	390,078		378,342		380,460		370,448
Other liabilities	31,563		33,300		35,000		33,824
Shareholders' equity	419,464		414,690		417,524		422,017

Total Liabilities and Shareholders' Equity	$ 4,089,291		$ 4,403,936		$ 4,161,221		$ 4,487,060

Taxable equivalent net interest spread		3.08%		3.14%		3.13%		3.22%
Taxable equivalent net interest margin		3.49%		3.45%		3.49%		3.48%

(1) Federal Reserve stock, Federal Home Loan Bank stock and equity securities that do not have readily determinable fair market values.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 7
(unaudited, dollars in thousands, except per share amounts)

	Quarter Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
Statement of income	2006	2006	2006	2006	2005
Interest income	$ 57,886	$ 56,942	$ 55,994	$ 56,447	$ 57,096
Interest expense	27,609	26,233	25,130	25,464	24,742
Net interest income	30,277	30,709	30,864	30,983	32,354
Provision for loan losses	1,568	2,268	2,263	2,640	2,142
Net interest income after provision for
loan losses	28,709	28,441	28,601	28,343	30,212
Non-interest income
Trust fees	3,733	3,711	3,537	4,058	3,538
Service charges on deposits	4,301	4,437	4,179	3,797	3,515
Net securities gains	35	17	92	(7,942)	59
Other income	2,861	3,492	3,535	5,501	2,710
Gains on early extinguishment of debt	0	17	1,047	-	-
Total non-interest income	10,930	11,674	12,390	5,414	9,822
Non-interest expense
Salaries and employee benefits	13,423	13,529	13,315	13,416	13,446
Net occupancy	1,937	1,688	1,866	2,013	1,776
Equipment	1,937	1,961	1,993	2,030	1,969
Core deposit intangibles	617	628	633	633	654
Marketing expense	1,290	943	1,837	1,073	1,935
Restructuring and merger-related expenses (1)	-	-	-	540	-
Other operating expenses	7,271	7,180	7,344	7,107	6,855
Total non-interest expense	26,475	25,929	26,988	26,812	26,635
Income before provision for income taxes	13,164	14,186	14,003	6,945	13,399
Provision for income taxes	2,528	2,632	2,742	1,361	2,850
Net income	$ 10,636	$ 11,554	$ 11,261	$ 5,584	$ 10,549

Taxable equivalent net interest income	$ 32,330	$ 32,806	$ 33,046	$ 33,303	$ 34,786

Per common share data
Net income per common share - basic	$ 0.49	$ 0.53	$ 0.52	$ 0.25	$ 0.48
Net income per common share - diluted	$ 0.49	$ 0.53	$ 0.52	$ 0.25	$ 0.48
Dividends declared	$ 0.265	$ 0.265	$ 0.265	$ 0.265	$ 0.26
Book value (period end)	$ 19.39	$ 19.45	$ 19.13	$ 18.98	$ 18.91
Tangible book value (period end)	$ 12.64	$ 12.69	$ 12.41	$ 12.28	$ 12.19
Average shares outstanding - basic	21,523,291	21,700,328	21,893,943	21,937,948	22,070,906
Average shares outstanding - diluted	21,580,177	21,746,255	21,946,829	21,998,750	22,127,684
Period end shares outstanding	21,496,793	2,155,173	21,783,350	21,925,266	21,955,359
Full time equivalent employees	1,168	1,191	1,176	1,165	1,200

Selected ratios
Return on average assets	1.03%	1.13%	1.09%	0.52%	0.95%
Return on average equity	10.06%	10.97%	10.83%	5.45%	10.09%
Yield on earning assets (2)	6.45%	6.40%	6.23%	6.01%	5.88%
Cost of interest bearing liabilities	3.37%	3.21%	3.05%	2.93%	2.74%
Net interest spread (2)	3.08%	3.19%	3.18%	3.08%	3.14%
Net interest margin (2)	3.49%	3.56%	3.54%	3.40%	3.45%
Efficiency (2)	61.20%	58.30%	59.40%	69.25%	59.71%
Average loans to average deposits	97.17%	98.40%	97.82%	97.78%	96.92%
Trust Assets, market value at period end	$ 2,976,621	$ 2,873,159	$ 2,797,321	$ 2,871,129	$ 2,599,463

(1) Restructuring costs are associated with a reduction in WesBanco's workforce through layoffs. Merger-related expenses are primarily related to the acquisitions of Winton Financial Corporation and Western Ohio Financial Corporation.
(2) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights	Page 8
(unaudited, dollars in thousands)
Quarter Ended
Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
Asset quality data	2006	2006	2006	2006	2005
Non-performing assets:
Non-accrual loans	$ 16,154	$ 10,356	$ 13,361	$ 14,129	$ 9,920
Renegotiated loans	-	-	-	-	-
Total non-performing loans	16,154	10,356	13,361	14,129	9,920
Other real estate and repossessed assets	4,052	4,109	3,263	2,692	1,868
Total non-performing loans and assets	$ 20,206	$ 14,465	$ 16,624	$ 16,821	$ 11,788
Loans past due 90 days or more	$ 6,488	$ 11,594	$ 9,784	$ 6,528	$ 10,054

Non-performing assets/total assets	0.49%	0.35%	0.41%	0.39%	0.27%
Non-performing assets/total loans, other real
estate and repossessed assets	0.69%	0.49%	0.57%	0.57%	0.40%
Non-performing loans/total loans	0.55%	0.35%	0.46%	0.48%	0.34%
Non-performing loans and loans past due 90
days or more/total loans	0.78%	0.75%	0.79%	0.70%	0.68%
Non-performing loans, loans past due 90 days and other
real estate owned/total loans and other real estate owned	0.89%	0.87%	0.89%	0.79%	0.74%

Allowance for loan losses
Allowance for loan losses	$ 31,979	$ 31,669	$ 30,592	$ 32,291	$ 30,957
Provision for loan losses	1,568	2,268	2,263	2,640	2,142
Net loan charge-offs	1,258	1,191	3,962	1,306	3,682
Annualized net loan charge-offs /average loans	0.17%	0.16%	0.54%	0.18%	0.50%
Allowance for loan losses/total loans	1.10%	1.08%	1.05%	1.10%	1.05%
Allowance for loan losses/non-performing loans	1.98	x	3.06	x	2.29	x	2.29	x	3.12	x
Allowance for loan losses/non-performing loans and
past due 90 days or more	1.41	x	1.44	x	1.32	x	1.56	x	1.55	x

Capital ratios
Tier I leverage capital	9.13%	9.23%	9.06%	8.56%	8.46%
Tier I risk-based capital	12.15%	12.30%	12.32%	11.98%	11.94%
Total risk-based capital	13.24%	13.38%	13.37%	13.06%	12.97%
Shareholders' equity to assets	10.26%	10.27%	10.07%	9.55%	9.42%
Tangible equity to tangible assets (1)	6.95%	6.93%	6.77%	6.38%	6.28%

(1) Tangible equity is defined as shareholders' equity less goodwill and other intangible assets, and tangible assets are defined as total assets less goodwill and other intangible assets. The calculation is based on quarterly averages.

WESBANCO, INC.
Reconciliation Table - Non-GAAP Financial Information				Page 9
(unaudited, dollars in thousands, except per share amounts)

Note: This press release contains financial information other than that provided by accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes these Non-GAAP measurements, which exclude the effects of merger-related and restructuring expenses, are essential to a proper understanding of the operating results of the Company’s core business largely because they allow investors to see clearly the performance of the Company without the restructuring charges included in certain key financial ratios. These Non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to Non-GAAP performance measures that may be presented by other companies. These Non-GAAP measures should not be compared to Non-GAAP performance measures of other companies.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income	$ 10,636	$ 10,549	$ 39,035	$ 42,757
Add: restructuring & merger-related expenses, net of tax (1)	-	-	324	918
Add: other-than-temporary impairment losses, net of tax (1)	-	-	4,829	-
Subtract: gain on branch sale, net of tax (1)	-	-	(1,571)	-
Core operating earnings	$ 10,636	$ 10,549	$ 42,617	$ 43,675

Net income per common share (3)	$ 0.49	$ 0.48	$ 1.79	$ 1.90
Effects of restructuring & merger-related expenses, net of tax (1)	-	-	0.01	0.05
Effects of other-than-temporary impairment losses, net of tax (1)	-	-	0.22	-
Effects of gain on branch sale, net of tax (1)	-	-	(0.07)	-
Core operating earnings per common share (3)	$ 0.49	$ 0.48	$ 1.95	$ 1.95

Selected ratios
Return on average assets	1.03%	0.95%	0.94%	0.95%
Effects of restructuring & merger-related expenses, net of tax (1)	0.00%	0.00%	0.01%	0.02%
Effects of other-than-temporary impairment losses, net of tax (1)	0.00%	0.00%	0.12%	0.00%
Effects of gain on branch sale, net of tax (1)	0.00%	0.00%	(0.04%)	0.00%
Core operating return on average assets	1.03%	0.95%	1.02%	0.97%

Return on average equity	10.06%	10.09%	9.35%	10.13%
Effects of restructuring & merger-related expenses, net of tax (1)	0.00%	0.00%	0.08%	0.22%
Effects of other-than-temporary impairment losses, net of tax (1)	0.00%	0.00%	1.16%	0.00%
Effects of gain on branch sale, net of tax (1)	0.00%	0.00%	(0.38%)	0.00%
Core operating return on average equity	10.06%	10.09%	10.21%	10.35%

Efficiency ratio (2)	61.20%	59.71%	61.78%	60.09%
Effects of restructuring & merger-related expenses, net of tax (1)	0.00%	0.00%	(0.32%)	(0.85%)
Effects of other-than-temporary impairment losses	0.00%	0.00%	(2.86%)	0.00%
Effects of gain on branch sale	0.00%	0.00%	1.00%	0.00%
Core operating efficiency ratio	61.20%	59.71%	59.60%	59.24%

(1) The related income tax expense is calculated using a combined Federal and State income tax rate of 40%.
(2) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.
(3) The dilutive effect from stock options was immaterial and accordingly, basic and diluted earnings per share are the same.